September 22, 2008
China Energy Recovery Announces the Addition of Two Outside Members to its Board of Directors

-	Mr. Fred Krupica, CFO of LegalZoom.com and other top corporations
-	Ms. Mengjiao Jiang, Managing Director, ARC Investment Partners, China

SHANGHAI, CHINA - September 22, 2008 - China Energy Recovery, Inc. (OTCBB: CGYV) ("China Energy Recovery" or "CER"), a leader in the waste-heat energy recovery sector of the alternative energy industry, today announced that the company has welcomed two additional independent members to the company's Board of Directors. The announcement was made today by CER Chairman and CEO, Mr. Qinghuan Wu.

"China Energy Recovery is continually building a strong team to support our growth and these distinguished business leaders are a very strong boost to our Board of Directors," stated Mr. Wu. "With their diversified experiences and range of specialties both with Chinese and energy industry businesses, as well as with doing business abroad, I look forward to their wisdom, help and corporate governance oversight in guiding China Energy Recovery to continued success."

Mr. Fred Krupica brings more than 30 years of experience at several high-growth corporations, currently serving as CFO of LegalZoom.com, America's leading online legal document and filing service. Mr. Krupica previously served as CFO of Altra Inc., a leading biofuels company where he was instrumental in the start-up, development and significant debt and equity capital raising to fund its multi-state manufacturing operations. Prior to Altra, he was CFO for Fastclick Inc., (NASDAQ:FSTC) an internet advertising technology company, where he led the company's IPO and subsequent sale and merger to Valueclick Inc. (NASDAQ:VCLK). Fred's previous positions include CFO at WJ Communications (NASDAQ:WJCI), CFO for Magnetic Data Technologies, CFO and Chief Operating Officer for a private equity firm, and founder of a professional services firm. Krupica also served in various senior financial management positions at Atlantic Richfield, Pullman Inc. and PricewaterhouseCoopers.

Ms. Mengjiao Jiang is a Managing Director of ARC Investment Partners, where she is responsible for overseeing the Shanghai, China office. Prior to ARC, Ms. Jiang was an Associate Director at Business Development Asia, a cross border M&A firm, where she executed numerous Joint Venture, Acquisition and Divestiture transactions in the chemical, fast-moving consumer goods, and manufacturing sectors in Asia, focusing on China. Previously, Ms. Jiang worked as an Analyst at UBS Investment Bank in New York, where she worked on origination and execution of M&A, IPO, Debt and Equity issuances. Ms. Jiang holds Bachelor of Arts degrees in Political Science and Economics from Wellesley College in Massachusetts.

What is Waste Heat Energy Recovery?

Industrial facilities and power plants release significant amounts of excess heat into the atmosphere in the form of hot exhaust gases or high-pressure steam. Energy recovery is the process of recovering vast amounts of that wasted energy and converting it into usable electricity, dramatically lowering energy costs. Energy recovery systems are also capable of capturing the majority of carbon emissions and other harmful pollutants that would otherwise be released into the environment. It is estimated that energy recovery systems installed in U.S. industrial facilities could produce up to 20% of U.S. electricity needs without burning any additional fossil fuel, and could help many industries to meet stringent environmental regulations.

About China Energy Recovery, Inc.

CER is an international leader in energy recovery systems, with a primary focus on the Chinese market. CER's technology captures industrial waste energy to produce low-cost electrical power, enabling industrial manufacturers to reduce their energy costs, shrink their emissions footprint, and generate sellable emissions credits. CER has deployed its systems throughout China and in such international markets as: Egypt, Turkey, Korea, Vietnam and Malaysia. CER focuses on numerous industries in which a rapid payback on invested capital is achieved by its customers, including: chemical, petro-chemicals, refining (including Ethanol refining), coke processing, and the manufacture of paper, cement and steel. CER continues to invest in R&D and plans to build China's first state-of-the-art energy recovery system research and fabrication facility to allow it to meet the increased demand for its products and services. For more information on CER, please visit: http://www.chinaenergyrecovery.com/s/Home.asp. Information on CER's website does not comprise a part of this press release.

Forward-Looking Statement Disclaimer

This press release includes "forward-looking statements" within the meaning of the Securities Litigation Reform Act of 1995, as amended. All statements, other than statements of historical fact, included in the press release that address activities, events or developments that the Company believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made based on experience, expected future developments and other factors that CER believes are appropriate under the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of CER and may not materialize, including, without limitation, the efficacy and market acceptance of CER's products and services, and CER's ability to successfully complete construction of the projects in Malaysia and the Congo and to adapt its energy recovery systems for use in the biofuel industry. Investors are cautioned that any such statements are not guarantees of future performance. Actual results or developments may differ materially from those projected in the forward-looking statements as a result of many factors. Furthermore, CER does not intend (and is not obligated) to update publicly any forward-looking statements, except as required by law. The contents of this release should be considered in conjunction with the warnings and cautionary statements contained in CER's recent filings with the SEC, including CER's Current Report on Form 8-K filed with the Securities and Exchange Commission on April 21, 2008.

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Contact:
China Energy Recovery, Inc.
Media
Sean Mahoney, 310-867-0670
Seamah@gmail.com

or

Investor relations
Jim Blackman, 713-256-0369
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